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                                                                   Exhibit 2.13


         AMENDMENT NO. 1, dated March 13, 2001 (this "Amendment"), to the Merger Agreement, dated as of January 15, 2001 (the "Merger Agreement"), by and among FLCC Holdings Inc., a Delaware corporation ( "Parent"), Citadel Communications Corporation, a Nevada corporation (the "Company") and FLCC Acquisition Corp., a Nevada corporation ("Merger Sub").

         WHEREAS, Parent, the Company and Merger Sub desire to amend the Merger Agreement pursuant to Section 10.2 thereof in the manner set forth below;

         NOW, THEREFORE, in consideration of the premises and the mutual agreements and covenants hereinafter set forth, Parent, the Company and Merger Sub hereby agree as follows:

         1. All capitalized terms used and not defined herein shall have the meanings given them in the Merger Agreement. All references to the Merger Agreement in any other agreement between Parent and the Company relating to the transactions contemplated by the Merger Agreement shall be deemed to refer to the Merger Agreement as amended hereby.

         2. The third sentence of subsection 5.9(b) of the Merger Agreement is hereby amended and restated to state in its entirety as follows:

                  "Such actions may be taken by the Company's Board of Directors only if it has delivered to Parent prior to or on April 26, 2001 written notice of the intent of the Company's Board of Directors to take such actions, together with a copy of the related Acquisition Agreement and a description of any terms of the Takeover Proposal not contained therein."

         3. Except as and to the extent expressly modified by this Amendment, the Merger Agreement shall remain in full force and effect in all respects.

         4. This Amendment shall be governed by and construed in accordance with the domestic laws of the State of New York, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of New York or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of New York.

         5. This Amendment may be executed in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.



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         IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by their duly authorized officers as of the date first written above.



                                       CITADEL COMMUNICATIONS CORPORATION


                                       By: /s/ Donna L. Heffner
                                           -------------------------------------
                                           Name:  Donna L. Heffner
                                           Title: Executive Vice President,
                                                  Chief Financial Officer
                                                  and Secretary



                                       FLCC HOLDINGS, INC.


                                       By: /s/ Thomas Lister
                                           -------------------------------------
                                           Name:  Thomas Lister
                                           Title: Vice President and Secretary



                                       FLCC ACQUISITION CORP.


                                       By: /s/ Thomas Lister
                                           -------------------------------------
                                           Name:  Thomas Lister
                                           Title: Vice President and Secretary